EXHIBIT 99.3

September 10, 2004

Board of Directors

Modem Media, Inc.

230 East Avenue

Norwalk, CT 06855

Re:	Amendment No. 1 to Registration Statement on Form S-4 of

Digitas Inc. filed on September 10, 2004

Gentlemen:

Reference is made to our opinion letter, dated July 15, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Modem Media, Inc. (the “Company”) of the exchange ratio of 0.70 shares of common stock, par value $0.01 per share, of Digitas Inc. (“Digitas”) to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of July 15, 2004, among Digitas, Digitas Acquisition Corp., a wholly owned subsidiary of Digitas, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Financial Advisor to Modem Media,” “The Merger—Background of the Merger,” “The Merger—Consideration of the Merger by Modem Media’s Board of Directors—Modem Media’s Reasons for the Merger; Recommendation of the Merger by the Modem Media Board of Directors” and “The Merger—Consideration of the Merger by Modem Media’s Board of Directors—Opinion of Financial Advisor to Modem Media” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)